Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2020 RESULTS

Strong Performance Despite Continued Economic Uncertainty

Jericho, NY – July 24, 2020 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the second quarter of 2020. Results comparing the current quarter to the first quarter of 2020 (“linked quarter”) include:

●	Net income was relatively unchanged at $2.5 million, or $0.33 per diluted share, on a linked quarter basis and decreased 27% when compared to net income of $3.5 million, or $0.45 per diluted share, for the quarter ended June 30, 2019. Due to the significant and ongoing uncertainty surrounding the pandemic and its protracted negative impact on the economy, the Company recorded an additional provision for loan losses of $1.5 million, or $0.15 per diluted share, in line with the first quarter of 2020 COVID-19 provision.

●	Returns on average assets and common equity were 1.20% and 8.77%, respectively, for the current quarter, and 1.89% and 14.04%, respectively, for the quarter ended June 30, 2019. The current quarter and annual returns were significantly impacted by our COVID-19 provisioning in the first and second quarter of 2020 based on the ongoing economic uncertainty surrounding the pandemic.

●	Deposits increased $27.1 million, or 15.5% annualized, to $724.9 million on a linked quarter basis, primarily driven by our low-cost litigation market customers, with a cost of funds of 0.16% (including demand deposits).

●	Loans totaling $593.7 million were relatively unchanged on a linked quarter basis primarily due to $25.9 million in paydowns on our attorney lines-of-credit funded by ongoing legal settlements. Average quarter-to-date loans increased $34.6 million or 24.8% annualized on a linked quarter basis.

●	The net interest margin declined 0.24% to 4.47% on a linked quarter basis primarily due to our excess interest earning cash balances coupled with the Federal Open Market Committee’s (“FOMC”) unprecedented reduction in short-term interest rates. The Company will continue to deploy its excess liquidity in higher yielding loans over the balance of 2020.
●	Merchant services fee income was relatively unchanged at $2.9 million on a linked quarter basis despite significant processing volume declines in certain industry verticals including, but not limited to, restaurants, hospitality, travel and entertainment caused by the pandemic. Total fee income represented 24% of total revenue for the current quarter.
●	Continued solid asset quality metrics with 0.22% in nonperforming loans to total loans and an allowance for loan losses to total loans of 1.80% at June 30, 2020. As of July 20, 2020, total loans in our payment deferral program declined by $29.4 million to $35.9 million from April 30, 2020, as previously disclosed in the most recent Form 10-Q filed with the SEC.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our priorities remain focused during this ongoing pandemic and economic crisis - protect our employees and their families, service the needs of our customers and strategically position our Company to outperform our peers during and after this health care and economic crisis,” stated Tony Coelho, Chairman of the Board. “Our institution remains strong with excess capital, solid reserves, excess liquidity, and an experienced management team.”

“Our returns including and excluding the effects of the COVID-19 reserves clearly demonstrate the strength and value of our business model,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our model is resilient as we continue to see strong growth in our litigation vertical with notional loan originations totaling $67 million in 2020 coupled with increases in merchant processing volumes in the face of government shutdowns.”

Second Quarter Earnings

Net income for the quarter ended June 30, 2020 was $2.5 million, or $0.33 per diluted share, compared to $3.5 million, or $0.45 per diluted share for the same period in 2019. Returns on average assets and common equity for the current quarter were 1.20% and 8.77%, respectively, compared to 1.89% and 14.04% for the same period of 2019. During the quarter, we recorded an additional provision for loan losses totaling $1.5 million, or $0.15 per diluted share, based on qualitative factors reflective of the ongoing uncertainty associated with the COVID-19 pandemic.

Net interest income for the second quarter of 2020 increased $588 thousand, or 6.8%, to $9.2 million, due to growth in average interest earning assets totaling $122.3 million, or 17.4%, to $825.8 million when compared to the same period in 2019. Our net interest margin decreased to 4.47% for the second quarter of 2020 compared to 4.89% in 2019 primarily due to significantly higher levels of interest earning cash balances and the effects that the FOMC’s unprecedented reduction in short-term interest rates had on both interest earning cash balances and our securities portfolio. Declines in loan yields were offset by management’s decision to reduce rates on higher cost money market and savings deposits. Average loans in the quarter increased $88.3 million, or 17.5%, to $594.0 million when compared to the second quarter of 2019 with growth concentrated in our commercial attorney and commercial real estate portfolios. Our loan-to-deposit ratio was 81.9% and loan growth was funded with core deposits (total deposits, excluding time deposits), representing 97.3% of total deposits at June 30, 2020.

The provision for loan losses was $1.9 million for the second quarter of 2020, a $1.5 million increase from the comparable period in 2019. The higher provision was due to an increase in our economic and non-economic qualitative risk factors associated with the COVID-19 pandemic, although the ultimate impact of the crisis is unknown and highly uncertain at this time. As of June 30, 2020, Esquire had nonperforming loans to total loans of 0.22%.

Noninterest income decreased $135 thousand, or 4.4%, to $3.0 million for the second quarter of 2020 as compared to the second quarter of 2019 due to a decrease in administrative service payment (“ASP”) fees that were directly impacted by the significant reduction in short-term interest rates. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates. Merchant processing income remained relatively unchanged over the same period despite numerous government shutdowns across the country due to the pandemic. These shutdowns have a direct impact on processing volumes in certain merchant categories including, but not limited to, restaurants, hospitality, travel and entertainment.

Noninterest expense increased $274 thousand, or 4.2%, to $6.8 million for the second quarter of 2020 as compared to the second quarter of 2019. This increase was primarily driven by increases in employee compensation and benefits and occupancy and equipment, partially offset by decreases in marketing, sales related costs and professional and consulting services. Employee compensation and benefits costs increased $512 thousand, or 14.3%, due to increases in the number of employees to support our growth, as well as the impact of year-end salary and stock-based compensation increases. Occupancy and equipment costs increased $131 thousand, or 29.6%, primarily due to amortization of internally developed software for our technology initiatives, precautionary office cleaning costs related to COVID-19 and additional office space to support growth. Marketing and sales related costs decreased $328 thousand, or 81%, due to a freeze on travel and a cancelation of industry conferences across the country as well as other business development expenses impacted by COVID-19. Professional and consulting costs decreased $147 thousand, or 17.6%, due to previous investments in new products and services in 2019 that the Company has launched in 2020. The Company’s efficiency ratio was 55.9% for the three months ended June 30, 2020 as compared to 55.7% for the same period in 2019 as we continue to strategically invest in our Company’s future.

The effective tax rate for the six months ended 2020 was approximately 26.5% as compared to approximately 27.3% for same period in 2019.

Year to Date Earnings

Net income for the six months ended June 30, 2020 was $5.1 million, or $0.67 per diluted share, compared to $6.5 million, or $0.83 per diluted share for the same period in 2019. Returns on average assets and common equity for the current period were 1.23% and 8.99%, respectively, compared to 1.84% and 13.47% for the same period of 2019. In 2020, we recorded an additional provision for credit losses totaling $3.0 million, or $0.29 per diluted share, based on qualitative factors reflective of the rapid decline in economic conditions due to the COVID-19 pandemic.

Net interest income for the six months ended June 30, 2020 increased $1.8 million, or 11.1%, to $18.4 million, due to growth in average interest earning assets totaling $127.5 million, or 18.8%, to $804.8 million when compared to the same period in 2019. Our net interest margin decreased to 4.59% for the six months ended 2020 compared to 4.92% in 2019 primarily due to significantly higher levels of interest earning cash balances and the effects that the FOMC’s unprecedented reduction in short-term interest rates had on both interest earning cash balances and our securities portfolio. Declines in loan yields were offset by management’s decision to reduce rates on higher cost money market and savings deposits. Average loans for the six months increased $92.6 million, or 19.1%, to $576.7 million when compared to the six months ended 2019 with growth concentrated in our commercial attorney and commercial real estate portfolios.

The provision for loan losses was $3.8 million for the six months ended 2020, a $3.0 million increase from the comparable period in 2019. The higher provision was due to an increase in our economic and non-economic qualitative risk factors associated with the COVID-19 pandemic, although the ultimate impact of the crisis is unknown and highly uncertain at this time.

Noninterest income increased $904 thousand, or 17.5%, to $6.1 million for the six months ended 2020 as compared to the same period in 2019. Our merchant services platform experienced strong growth that was partially offset by decreased income on ASP fees for off-balance sheet funds. Merchant processing income increased $1.1 million, or 23.3%, compared to the six months ended 2019. This increase was due to the expansion of our sales channels through independent sales organizations (“ISOs”), merchants and fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. Other noninterest income, consisting primarily of ASP fee income, declined by $193 thousand compared to the same period in 2019 due to significant reductions in short-term interest rates. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates.

Noninterest expense increased $1.7 million, or 13.8%, to $13.6 million for the six months ended 2020 as compared to the same period in 2019. This increase was primarily driven by increases in employee compensation and benefits, data processing and occupancy and equipment costs. Employee compensation and benefits costs increased $1.1 million, or 15.0%, due to increases in the number of employees, as well as the impact of year-end salary and stock-based compensation increases. Data processing costs increased $281 thousand, or 23.1%, as processing volumes increased and additional costs were incurred related to certain system implementations. Occupancy and equipment costs increased $237 thousand, or 26.9%, primarily due to amortization of internally developed software for our technology initiatives, precautionary office cleaning costs related to COVID-19 and additional office space to support growth. The Company’s efficiency ratio was 55.9% for the six months ended June 30, 2020 as compared to 55.3% for the same period ended 2019 as we continue to strategically invest in our Company’s future.

The effective tax rate for the six months ended 2020 was approximately 26.5% as compared to approximately 27.3% for same period in 2019.

Asset Quality

Nonperforming assets, consisting of several nonaccrual consumer loans, totaled $1.3 million as of June 30, 2020. Nonperforming assets as a percentage of total assets was 0.16%. There were no nonperforming assets as of June 30, 2019. The allowance for loan losses was $10.7 million, or 1.80% of total loans, as compared to $6.4 million, or 1.25% of total loans as of June 30, 2019. The increase in the allowance as a percentage of loans was related to increases in economic and non-economic qualitative risk factors associated with the COVID-19 pandemic, as well as loan growth in the commercial, commercial real estate and consumer loan categories. The ultimate impact of the crisis is unknown and highly uncertain at this time.

Balance Sheet

At June 30, 2020, total assets were $851.9 million, reflecting a $119.4 million, or 16.3% increase from June 30, 2019. This increase is attributable to increases in loans totaling $79.1 million, or 15.4%, to $593.7 million, primarily driven by commercial attorney, commercial real estate and consumer loans, funded with core low-cost deposits.

Total deposits were $724.9 million as of June 30, 2020, a $101.8 million, or 16.3% increase from June 30, 2019. This was primarily due to a $60.4 million, or 16.4% increase in Savings, NOW and Money Market deposits to $429.2 million, a $41.8 million, or 17.8%, increase in noninterest bearing demand deposits to $276.3 million. The net increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms.

Stockholders’ equity increased $15.9 million to $118.2 million at June 30, 2020 compared to June 30, 2019. In the first six months of 2020, 34,306 shares of treasury stock were repurchased at a cost of $567 thousand under the Company’s previously announced stock repurchase program, authorizing the repurchase of up to 300,000 shares of our common stock. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

COVID-19 Pandemic

We are participating in the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Association. The PPP provides borrower guarantees for lenders, as well as loan forgiveness incentives for borrowers that utilize the loan proceeds to cover employee compensation-related costs and other qualifying business costs. As of June 30, 2020, we have funded PPP loans totaling approximately $22 million and do not expect significant increases to this portfolio in the future. PPP loans were funded for existing customers of Esquire Bank.

From a lending and credit risk perspective, we have taken actions to identify and assess our COVID-19 related credit exposures by borrower and loan category. No specific COVID-19 related credit impairment was identified within our securities portfolio. We have implemented a customer payment deferral program (principal and interest) to assist business borrowers and certain consumers that may be experiencing financial hardship due to COVID-19 related challenges. These loans will continue to accrue interest during the deferral period unless otherwise classified as nonperforming. Consistent with the CARES ACT and regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. There were no delinquent loans upon adoption of our payment deferral program. The following table provides information regarding payment deferral loans as of July 20, 2020.

	As of July 20, 2020
	(Dollars in thousands)
	Number of Borrowers	Loan Balance	Debt Service Coverage	Loan to Value Ratio
1 – 4 family	3	$14,149	1.32x	69%
Commercial	1	2,954	NA	NA
Multifamily	5	8,431	1.29x	59
Commercial real estate	3	10,310	1.29x	58
Construction	—	—	NA	NA
Consumer	15	52	NA	NA
Total	27	$35,896

From a merchant processing perspective, we have taken action to identify and assess our COVID-19 related credit exposure, primarily defined as merchant returns and chargebacks, by merchant industry type and category. These industry types include, but are not limited to, restaurants, hospitality, travel and entertainment. We have also assessed the level and adequacy of our ISO and merchant reserves held on deposit at Esquire Bank. Currently, based on our assessments, we have not identified any elevated credit risk in these affected industry types and other categories and our return and chargeback ratios remain relatively consistent with pre-COVID-19 levels. Overall processing volumes have rebounded from a low of $866 million in April 2020 to $1.2 billion in June 2020.

The COVID-19 pandemic may continue to impact our financial results and demand for our products and services during the second half of 2020 and potentially beyond. The short and long-term implications of this healthcare and economic crisis may continue to affect our revenues, earnings results, allowance for credit losses, capital reserves, and liquidity in the future.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a bank holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full service commercial bank dedicated to serving the financial needs of the legal industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored products and solutions to the legal community and their clients as well as dynamic and flexible merchant services solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2020	2019	2019
ASSETS
Cash and cash equivalents	$114,428	$61,806	$40,152
Securities available for sale, at fair value	122,625	146,419	147,693
Securities, restricted at cost	2,694	2,665	2,665
Loans	593,678	565,369	514,558
Less: allowance for loan losses	(10,676)	(6,989)	(6,433)
Loans, net of allowance	583,002	558,380	508,125
Premises and equipment, net	2,887	2,835	2,902
Other assets	26,249	25,903	30,913
Total Assets	$851,885	$798,008	$732,450

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$276,332	$201,837	$234,507
Savings, NOW and money market deposits	429,225	459,037	368,793
Certificates of deposit	19,369	19,746	19,870
Total deposits	724,926	680,620	623,170
Other liabilities	8,756	6,326	6,929
Total liabilities	733,682	686,946	630,099
Total stockholders' equity	118,203	111,062	102,351
Total Liabilities and Stockholders' Equity	$851,885	$798,008	$732,450

Selected Financial Data
Common shares outstanding	7,662,840	7,652,170	7,536,723
Book value per share	$15.43	$14.51	$13.58
Equity to assets	13.88%	13.92%	13.97%

Capital Ratios (1)
Tier 1 leverage ratio	12.28%	13.50%	12.85%
Common equity tier 1 capital ratio	16.25%	16.68%	16.62%
Tier 1 capital ratio	16.25%	16.68%	16.62%
Total capital ratio	17.50%	17.83%	17.78%

Asset Quality
Nonperforming loans	$1,322	$1,476	$—
Allowance for loan losses to total loans	1.80%	1.24%	1.25%
Nonperforming loans to total loans	0.22%	0.26%	—%
Nonperforming assets to total assets	0.16%	0.18%	—%
Allowance/nonperforming loans	808%	474%	—%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest income	$9,466	$9,322	$19,040	$17,806
Interest expense	294	738	689	1,294
Net interest income	9,172	8,584	18,351	16,512
Provision for loan losses	1,900	400	3,800	825
Net interest income after provision for loan losses	7,272	8,184	14,551	15,687

Noninterest income:
Merchant processing income	2,850	2,895	5,806	4,709
Other noninterest income	105	195	269	462
Total noninterest income	2,955	3,090	6,075	5,171

Noninterest expense:
Employee compensation and benefits	4,099	3,587	8,076	7,023
Other expenses	2,682	2,920	5,570	4,965
Total noninterest expense	6,781	6,507	13,646	11,988
Income before income taxes	3,446	4,767	6,980	8,870
Income taxes	913	1,299	1,850	2,417
Net income	$2,533	$3,468	$5,130	$6,453

Earnings Per Share
Basic	$0.34	$0.47	$0.69	$0.87
Diluted	$0.33	$0.45	$0.67	$0.83

Selected Financial Data
Return on average assets	1.20%	1.89%	1.23%	1.84%
Return on average equity	8.77%	14.04%	8.99%	13.47%
Net interest margin	4.47%	4.89%	4.59%	4.92%
Efficiency ratio (1)	55.9%	55.7%	55.9%	55.3%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended June 30,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$593,964	$8,678	5.88%	$505,688	$8,020	6.36%
Securities, includes restricted stock	131,873	752	2.29%	154,284	1,058	2.75%
Interest earning cash and other	99,942	36	0.14%	43,471	244	2.25%
Total interest earning assets	825,779	9,466	4.61%	703,443	9,322	5.32%

NONINTEREST EARNING ASSETS	26,452			32,867

TOTAL AVERAGE ASSETS	$852,231			$736,310

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$415,659	$197	0.19%	$364,699	$611	0.67%
Time deposits	19,570	96	1.97%	19,932	126	2.54%
Total interest-bearing deposits	435,229	293	0.27%	384,631	737	0.77%
Short-term borrowings	56	—	—%	1	—	—%
Secured borrowings	85	1	4.73%	88	1	4.56%
Total interest-bearing liabilities	435,370	294	0.27%	384,720	738	0.77%

NONINTEREST BEARING LIABILITIES
Demand deposits	291,020			244,072
Other liabilities	9,683			8,442
Total noninterest bearing liabilities	300,703			252,514
Stockholders' equity	116,158			99,076

TOTAL AVG. LIABILITIES AND EQUITY	$852,231			$736,310
Net interest income		$9,172			$8,584
Net interest spread			4.34%			4.55%
Net interest margin			4.47%			4.89%

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Six Months Ended June 30,
	2020			2019
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$576,651	$17,119	5.97%	$484,076	$15,212	6.34%
Securities, includes restricted stock	137,985	1,638	2.39%	154,174	2,123	2.78%
Interest earning cash and other	90,192	283	0.63%	39,109	471	2.43%
Total interest earning assets	804,828	19,040	4.76%	677,359	17,806	5.30%

NONINTEREST EARNING ASSETS	30,590			28,259

TOTAL AVERAGE ASSETS	$835,418			$705,618

INTEREST BEARING LIABILITIES

Savings, NOW, Money Markets	$424,242	$494	0.23%	$344,247	$1,040	0.61%
Time deposits	19,633	192	1.97%	20,101	251	2.52%
Total interest bearing deposits	443,875	686	0.31%	364,348	1,291	0.71%
Short-term borrowings	30	—	—%	1	—	—%
Secured borrowings	86	3	7.02%	89	3	6.80%
Total interest bearing liabilities	443,991	689	0.31%	364,438	1,294	0.72%

NONINTEREST BEARING LIABILITIES
Demand deposits	267,705			237,460
Other liabilities	8,995			7,114
Total noninterest bearing liabilities	276,700			244,574
Stockholders' equity	114,727			96,606

TOTAL AVG. LIABILITIES AND EQUITY	$835,418			$705,618
Net interest income		$18,351			$16,512
Net interest spread			4.45%			4.58%
Net interest margin			4.59%			4.92%